FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock Aurora
Portfolio (BR_AUR), Metropolitan Series Fund:
BlackRock Strategic Value Portfolio (E_METSV), SEI
Institutional Investments Trust Small/Mid Cap Equity
Fund (E_SIITSM), SEI Institutional Managed Trust Tax-
Managed Small Cap Fund (E_SIMTSM)
2.	Issuer:  Waste Connections, Inc.
3.	Date of Purchase:  09/24/2008
4.	Underwriter from whom purchased:  J.P. Morgan
Securities Inc.
5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

a.	List Members of Underwriting Syndicate:
J.P. Morgan Securities Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Banc of America
Securities LLC, Credit Suisse Securities (USA) LLC,
Citigroup Global Markets Inc., Deutsche Bank
Securities Inc., First Analysis Securities
Corporation, Friedman, Billings, Ramsey & Co., Inc.,
Morgan Stanley & Co. Incorporated, Raymond James &
Associates, Inc.

6.	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)): (BR_AUR) 308,800 shares out of
11,000,000 total shares; (E_METSV) 81,000 shares out
of 11,000,000 total shares; (E_SIITSM) 29,000 shares
out of 11,000,000 total shares; (E_SIMTSM) 5,500
shares out of 11,000,000 total shares.
7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)):  425,000 shares out
of 11,000,000 total shares.
8.	Purchase price (net of fees and expenses): $32.50
9.	Date offering commenced (if different from Date of
Purchase):
10.	Offering price at end of first day on which any sales
were made:  $33.38
11.	Have the following conditions been satisfied:
	Yes or No
a.	The securities are part of an issue registered
under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
Municipal
		Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible
Rule 144A
		Offering or part of an issue of government
      securities.						YES

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				YES

	c.	The underwriting was a firm commitment
		underwriting.						YES

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	YES

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
		(including the operations of predecessors).
	YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?						YES



Approved by:      So Chong Yi        		Date:
___09/29/08______



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